AMENDMENT NO. 4
TO SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated September 6, 2024
among
Empowered Funds, LLC, Cambria Investment Management, L.P., and EA Series Trust
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule
Cambria Global Shareholder Yield ETF	0.30%
Cambria Tax Aware ETF	0.25%
Cambria Endowment Style ETF	0.00% (zero)
Cambria Global EW ETF	0.13%
Cambria US EW ETF	0.13%
Cambria Endowment Style 2 ETF	0.00% (zero)
Cambria US Large Cap Equity ETF	0.13%
Cambria Global EW 2 ETF	0.13%
Cambria Global EW 3 ETF	0.13%

IN WITNESS WHEREOF, the parties hereto have this Amendment to be executed by their duly authorized officers as of January 16, 2026.

EMPOWERED FUNDS, LLC By: /s/ Sean Hegarty Name: Sean Hegarty Title: Chief Operating Office	EA SERIES TRUST By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Vice President & Secretary
CAMBRIA INVESTMENT MANAGEMENT, L.P. By: /s/ Mebane Faber Name: Mebane Faber Title: Chief Investment Officer

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